FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Strong Fourth-Quarter

Achieving Record Results for 2017

Fourth-Quarter 2017 Highlights

•	Revenue increased 9% to $211.6 million as compared to the prior year quarter
•	Operating income was $27.0 million. Adjusted OIBDA[1] reached $34.8 million, which was in line with guidance
•	WWE Network’s average paid subscribers[2] increased to 1.48 million during the fourth quarter 2017, consistent with the Company’s guidance
•	Celebrated the 25th anniversary of Monday Night Raw in January 2018; SmackDown surpassed 950 episodes and remained the second longest running episodic program in history (behind only Raw)
•

Formed partnerships to create content across platforms, including the series Mixed Match Challenge™  which streams live on Facebook Watch, Miz & Mrs. which will air on USA, as well as virtual reality experiences from select 2018 special events available for free to our fans on a new WWE channel within the NextVR app

Full Year 2017 Highlights

•	Revenue increased 10% to $801.0 million, the highest in the Company’s history
•	Operating income increased 36% to $75.6 million. Adjusted OIBDA increased 40% to $111.9 million, which was within the range of Company guidance and represented all-time record performance
•	Supporting the global reach of WWE content, completed multi-year distribution agreements in France, Japan, South Korea, Australia, Philippines and sub-Saharan Africa among other countries and regions
•	Digital engagement continued to grow with video views up 32% to 20 billion and social media engagements up 4% to approximately 1.2 billion from the prior year[3]
•	WWE’s YouTube channel remained the #1 most viewed Sports Channel and the 2nd most viewed channel on YouTube with 20.5 billion lifetime views (as of January 31, 2018)
•	Demonstrated strength in consumer products with the #1 selling action figure property in the U.S. ahead of Star Wars and Marvel Avengers[4]
•	Forbes named WrestleMania as one of the world’s top 10 most valuable sports event brands for the fourth year in a row, alongside the Super Bowl, Olympics, FIFA World Cup and NCAA Men’s Final Four

STAMFORD, Conn., February 8, 2018 - WWE (NYSE:WWE) today announced financial results for its fourth quarter and year ended December 31, 2017.  For the quarter, the Company reported Net income of $4.8 million, or $0.06 per share, as compared to a Net income of $8.0 million, or $0.10 per share, in the prior year quarter. As discussed below, Net income in the fourth quarter 2017 reflected charges totaling $11.3 million ($0.14 per diluted share) arising from the enactment of the new tax law. Operating income increased to $27.0 million from Operating income of $13.9 million. Excluding items affecting comparability, Adjusted OIBDA increased to $34.8 million from $20.5 million.

“In 2017, WWE achieved record financial results, generating the highest level of revenue and Adjusted OIBDA in the Company’s history. Our operating metrics demonstrate the strength of our content and brands worldwide, which positions us well to achieve our long-term objectives. We will continue to focus on creating compelling content for multiple platforms, leveraging data analytics and capitalizing on international opportunities to drive our continued growth,” stated Vince McMahon, Chairman and Chief Executive Officer.

George Barrios, WWE Chief Strategy & Financial Officer, added “We achieved record revenue that exceeded $800 million, record Adjusted OIBDA that was within the range of our guidance, and record subscriber levels. As we continue to drive WWE’s digital and direct-to-consumer transformation while optimizing the monetization of our long-form content, we expect to balance 2018 OIBDA growth with investment in strategic areas, maximizing our long-term opportunities and shareholder value.”

2018 Business Outlook

The Company evaluates the operating performance of its segments based on financial measures such as revenue, OIBDA and Adjusted OIBDA. To further facilitate the analysis of the Company’s operating performance, the Company plans to change its primary measure of performance from OIBDA to Adjusted OIBDA, and to modify its definition of Adjusted OIBDA to exclude stock-based compensation expense. The Company plans to begin reporting results using this revised definition with the communication of first quarter 2018 results.5

For the first quarter 2018, the Company estimates Adjusted OIBDA (excluding stock-based compensation expense) of $23 million to $27 million.6,7 As compared to first quarter 2017 results, this range represents higher profits from the increased monetization of video content, which are offset by the timing of lower licensing revenue associated with the adoption of a new FASB standard for revenue recognition.6 For the first quarter 2018, the Company also projects average paid subscribers to WWE Network of approximately 1.53 million.

In 2018, management expects the Company to achieve another year of record revenue and previously targeted Adjusted OIBDA of at least $115 million,6,7 which would represent another all-time record. Based on the Company’s revised definition of Adjusted OIBDA, which excludes projected stock compensation expense, this equates to an approximate 2018 Adjusted OIBDA target of at least $140 million.6,7

WWE is unable to provide a reconciliation of first quarter and full year 2018 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

In early 2017, management discussed a step-up in capital expenditures to expand the Company’s overall production capacity. The related spending to retrofit a recently purchased facility was largely delayed until 2018 as plans were finalized. For 2018, the Company anticipates capital expenditures of $50 million to $70 million, reflecting in part the shift in spending from 2017.

Long-term Growth:  Key Content Distribution Agreements

The monetization of WWE content is a fundamental element of the Company’s business model. Certain distribution agreements that represent a significant share of the Company’s television rights revenue will expire in 2019. These agreements include the licensing of WWE’s premier programs, Raw and SmackDown, in the U.S., which will expire on September 30, 2019, as well as in the U.K. and India, which will expire on December 31, 2019. Management currently expects to announce its plan for future distribution in the U.S. sometime between May 2018 and September 2018; for future distribution in the U.K. by year-end 2018; and for future distribution in India in the first half of 2019. Although these announcements could occur either before or after these dates, management believes that these ranges represent the most likely periods for such communication.

Impact of New Tax Law (“Tax Cuts and Jobs Act”)

In the fourth quarter 2017, the Company recorded one-time charges totaling $11.3 million arising from the enactment of the new tax law, including a  $10.9 million non-cash charge due to the remeasurement of its deferred tax assets and $0.4 million associated with the deemed repatriation of foreign earnings.  The remeasurement was due to the reduction of the corporate tax rate from 35% to 21%, which reduced the future benefit the Company will realize associated with these assets. The Company believes the tax bill will provide a long-term benefit to the Company.

Prospectively, the Company expects its effective tax rate to benefit from the recent changes in the tax law, as the reduced corporate rate more than offsets the elimination of certain deductions, including the domestic production activity deduction and changes affecting the deductibility of certain executive compensation.  Our effective tax rate is expected to decrease from approximately 36% to between 25-27%, excluding discrete items.  Additionally, due to the immediate expensing of certain capital expenditures provided for in the legislation and the Company’s expected capital plans over the next year, it is anticipated that the Company’s cash taxes will be significantly reduced in the near term. Due to these recent changes, the Company anticipates that some portion of our dividends paid in 2018 will likely be deemed a return of capital to our shareholders.

Comparability of 2017 Results

For the three months ended December 31, 2017, Operating income included $1.5 million in film impairment charges.  For the full year 2017, Operating income included $5.6 million of expense primarily related to certain legal matters and other contractual obligations, and $4.7 million in film impairment charges. As these material items impact the comparability of results on a year-over-year basis, they have been excluded from the Company’s 2017 Adjusted OIBDA. For the comparable periods of 2016, there were no such items that impacted year-over-year comparability.

A reconciliation of Adjusted OIBDA to Operating income (GAAP) for the three and twelve-month periods ended December 31, 2017 can be found in the supplemental schedules on pages 16-19 of this release.

Performance of Segments

The schedules below reflect WWE’s performance by line of business (in millions):1

	Three Months Ended		Year Ended
	December 31,		December 31,
Net Revenues:	2017	2016	2017	2016
Media Division
Network	$46.2	$43.7	$197.9	$180.9
Television	75.3	68.6	270.2	241.7
Home Entertainment	0.9	4.2	8.6	13.1
Digital Media	12.8	8.5	34.5	26.9
Live Events	35.2	38.6	151.7	144.4
Consumer Products Division
Licensing	11.3	10.1	52.1	49.1
Venue Merchandise	4.4	4.9	23.8	24.2
WWEShop	14.3	12.8	37.8	34.6
WWE Studios	9.6	2.4	18.6	10.1
Corporate & Other	1.6	1.1	5.8	4.2
Total Net Revenues	$211.6	$194.9	$801.0	$729.2

Operating Income:
Media Division
Network	$19.1	$13.7	$57.3	$36.9
Television	39.3	30.6	134.7	114.8
Home Entertainment	(0.7)	1.9	1.6	5.3
Digital Media	5.8	1.9	10.0	4.3
Live Events	5.4	6.2	42.3	41.8
Consumer Products Division
Licensing	6.5	4.6	31.1	27.4
Venue Merchandise	1.8	2.1	9.1	9.8
WWEShop	2.8	3.0	8.3	7.3
WWE Studios	0.3	(1.1)	(3.6)	(0.2)
Corporate & Other	(53.3)	(49.0)	(215.2)	(191.7)
Total Operating Income	$27.0	$13.9	$75.6	$55.7

Adjusted OIBDA:
Media Division
Network	$21.0	$15.5	$64.2	$43.0
Television	40.3	31.9	139.4	119.8
Home Entertainment	(0.8)	1.9	1.6	5.3
Digital Media	5.9	1.9	10.2	4.6
Live Events	5.4	6.2	42.3	41.8
Consumer Products Division
Licensing	6.5	4.6	31.1	27.4
Venue Merchandise	1.8	2.1	9.1	9.8
WWEShop	2.8	3.0	8.3	7.3
WWE Studios	1.8	(1.1)	1.1	(0.2)
Corporate & Other	(49.9)	(45.5)	(195.4)	(178.7)
Total Adjusted OIBDA	$34.8	$20.5	$111.9	$80.1

The following table reflects net revenues by region (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Revenues by Region:
North America	$153.4	$141.6	$599.7	$539.9
Europe/Middle East/Africa (EMEA)	37.8	34.2	125.6	122.7
Asia Pacific (APAC)	14.3	13.4	61.6	54.7
Latin America	6.1	5.7	14.1	11.9
Total Net Revenues	$211.6	$194.9	$801.0	$729.2

Three Months Ended December 31, 2017 - Results by Region & Business Segment

Revenues increased 9% to $211.6 million from the prior year quarter driven by the monetization of the Company’s video content.  North American revenues increased 8%, or $11.8 million, primarily due to the timing and performance of the Company’s film slate, contractual increases in key television distribution agreements, higher digital advertising sales, and the growth of WWE Network subscribers. Revenue growth was partially offset by a decline in home entertainment sales and the staging of seven fewer live events during the current quarter.  Revenues from outside North America increased 9%, or $4.9 million, primarily due to the contractual escalation of television rights fees, higher digital advertising sales and higher revenue from consumer products in the EMEA and APAC regions.  Growth was partially offset by a reduction in Live Event revenue,  associated with the timing of an NXT tour in the APAC region in the prior year quarter. Changes in foreign exchange rates did not materially impact revenues.

Three Months Ended December 31, 2017 – Segment Performance Commentary

The year-over-year changes in the Company’s financial performance were predominantly driven by its Media division, particularly the Television, Digital Media and Network segments,  as well as the Company’s filmed entertainment business, WWE Studios. A discussion of selected business segments is provided in the narrative below.

Media Division

Revenues from the Company's Media division increased 8%, to $135.2 million, primarily due to the contractual escalation of television rights fees, higher digital advertising revenues, and growth of WWE Network subscribers.

•	Television revenues increased 10% to $75.3 million from $68.6 million in the prior year quarter primarily due to contractual increases in key distribution agreements.
•

Network revenues, which include revenue generated by WWE Network and pay-per-view, increased 6% to $46.2 million from $43.7 million.  WWE Network subscription revenue increased 5% to $43.4 million based on a comparable increase in average paid subscribers to 1.48 million.[2]

Network segment OIBDA increased $5.5 million reflecting growth in WWE Network subscription revenue and, as anticipated, lower programming expenses from the timing of the Company’s pay-per-view events with one fewer event as compared to the prior year quarter.

The Company continued to increase the global subscriber base of WWE Network, which had 1.47 million total paid subscribers (1.06 million U.S. paid subscribers and 0.41 million international paid subscribers) at the end of the fourth quarter, representing a 5% increase from December 31, 2016.

The following table provides WWE Network subscriber performance2,8

	As of / Three Month Ended
	December 31,	December 31,
	2017	2016
Ending Total Subscribers	1,547	1,473
Ending Paid Subscribers
U.S.	1,065	1,033
International	406	370
Total paid subscribers	1,471	1,403

Average Paid Subscribers
Quarter	1,484	1,407
Year-to-date	1,533	1,418

WWE Network content, including pay-per-views, original series, NXT Takeover,  and specials continued to drive viewer engagement. The Company added nearly 300 hours of original content to WWE Network’s featured programming in 2017, and more than 2,400 hours of archival content, which resulted in an on-demand library of approximately 9,400 hours at year-end 2017.

•	Digital Media revenues increased 51% to $12.8 million reflecting higher advertising sales and consumption of WWE video content across digital platforms, particularly YouTube.

Live Events

Live Event revenues decreased to $35.2 million from $38.6 million in the prior year quarter primarily due to a 7% decline in average attendance that was partially offset by a 5% increase in the average effective ticket price.     Additionally, the timing of seven fewer NXT events, the Company’s brand for emerging developmental talent, contributed to the overall decline in live event revenue as compared to the prior year quarter.

•

There were 101 total events (excluding NXT) in the current quarter, consisting of 68 events in North America and 33 events in international markets, as compared to 103 events in the prior year quarter, consisting of 75 events in North America and 28 in international markets.

•

North American live event revenues decreased 5% to $21.7 million from $22.8 million primarily due to the staging of seven fewer events.  Partially offsetting this decline was a 4% increase in the average effective ticket price to $54.70.

•

International live event revenue decreased 15% to $13.5 million from $15.8 million in the prior year quarter driven by the aforementioned timing of NXT events. The decline in revenue also reflected a 22% decrease in average attendance to approximately 5,200 as a result of changes in the mix of venues and territories, which was partially offset by the staging of five additional events and an 8% increase in average ticket price to $73.83.

Consumer Products Division

Revenues from our Consumer Products division increased 8% to $30.0 million with higher online sales of branded merchandise and higher royalties from the sale of licensed toy products. WWEShop revenues increased $1.5 million based on a 14% increase in sales volume to approximately 315,000 orders across the Company’s e-commerce sites and distribution channels, including Amazon.

WWE Studios

Revenues from filmed entertainment increased to $9.6 million as compared to $2.4 million in the prior year quarter. The increase in revenue was due to the performance and timing of results from the Company’s portfolio of movies, including the delivery of Fighting With My Family, a feature film produced in partnership with Dwayne “The Rock” Johnson. Based on an evaluation of the Company’s film assets, however, an impairment charge of $1.5 million was recognized in the quarter relating to previously released titles. Excluding the impact of this charge, WWE Studios’ movie portfolio generated Adjusted OIBDA of $1.8 million as compared to a loss of $1.1 million in the prior year quarter.

Corporate and Other

Corporate and Other expenses increased to $51.5 million from $46.6 million in the prior year quarter. As defined, these expenses include corporate G&A expenses as well as Business Support costs, such as sales, marketing, and talent development costs, which are not allocated to specific segments. The $4.9 million rise reflected a $2.3 million increase in stock compensation, attributable in part to a rise in the Company’s stock price, as well as an increase in certain talent expenses.

Operating Income (GAAP)

Operating income increased to $27.0 million from $13.9 million in the prior year quarter primarily due to the increased monetization of content across platforms as reflected in the Company’s Media Division and, to a lesser extent, higher sales and profits from its Licensing business. The growth in income was partially offset by the increase in Corporate and Other expenses (as described above) and $1.5 million in film impairment charges that have been excluded from Adjusted OIBDA (see discussion of Adjusted OIBDA below). The Company’s Operating income margin increased to 13% from 7% in the prior year quarter.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)

Adjusted OIBDA increased to $34.8 million from $20.5 million in the prior year quarter. The $14.3 million increase was primarily due to the increased monetization of content. Media division profits increased $15.2 million due to the contractual escalation of rights fees in key content distribution agreements, growth in WWE Network subscription revenue, lower programming costs reflecting the timing of pay-per-view events, and higher digital advertising sales. Additionally, profits from the WWE Studios and Licensing segments increased $2.9 million and $1.9 million, respectively, based on timing and performance of film projects and higher sales of toy products. The overall increase in profits was partially offset by the increase in Corporate and Other expense (as described above). The Company’s Adjusted OIBDA margin increased to 16% from 11% in the prior year quarter.

Net Income (GAAP)

Net income declined to $4.8 million from $8.0 million in the prior year quarter. Net income for the fourth quarter 2017 was reduced by one-time charges totaling $11.3 million that arose from the enactment of the new tax law. This included a  $10.9 million non-cash charge due to the remeasurement of our deferred tax assets and $0.4 million associated with the deemed repatriation of foreign earnings. The remeasurement was due to the reduction of the corporate tax rate from 35% to 21%, which reduced the future benefit the Company will realize associated with these assets. Excluding the impact of these charges, net income would have increased to $16.1 million.

Summary Results for the Year Ended December 31, 2017

Total revenues for the year ended December 31, 2017 were $801.0 million as compared to $729.2 million in the prior year. For the full year, the Company reported Net income of $32.6 million, or $0.42 per diluted share, compared to Net income of $33.8 million, or $0.44 per share, in the prior year. As discussed below, Net income for 2017 reflected charges totaling $11.3 million ($0.14 per diluted share) arising from the enactment of the new tax law. Operating income increased to $75.6 million from $55.7 million. Excluding items affecting comparability, Adjusted OIBDA increased to $111.9 million from $80.1 million.

Year Ended December 31, 2017– Segment Performance Commentary

Revenues increased 10% to $801.0 million with growth from across the Company’s business segments.  North American revenues increased 11%, or $59.8 million, driven by the contractual escalation of television rights fees, subscriber growth of WWE Network, and higher digital advertising sales as reflected in the Company’s Media Division. In addition, revenue growth in North America also reflected the performance of Live Events, which was attributable to the staging of 34 additional events in the year, as well as the timing and performance of the Company’s film slate, including the delivery of the feature film, Fighting With My Family.  Revenues from outside North America increased 6%, or $12.0 million, driven by higher television rights fees and the growth of WWE Network subscribers, particularly in the APAC and EMEA regions. Partially offsetting these factors was a reduction in Live Event revenue, particularly in the EMEA region, that was due, in part, to changes in the mix of venues. Changes in foreign exchange rates (driven by the prior year impact of Brexit on the British Pound) adversely impacted revenues by $2.0 million, primarily from the Network, Licensing and Live Events segments in the EMEA region. Refer to the 2017 Form 10-K for management’s discussion and analysis of financial condition and results of operations pertaining to all segments.

Media Division

Revenues from the Company's Media division increased 11% to $511.2 million from $462.6 million primarily due to the contractual escalation of television rights fees, the growth of WWE Network subscription revenue,  and higher digital advertising and sponsorship sales.

Live Events

Live Event revenues increased 5% to $151.7 million from $144.4 million in the prior year primarily due to the staging of 40 additional events (34 in North America and 6 International), which was partially offset by an 8% decline in average attendance, reflecting changes in the mix of venues and territories.

Consumer Products Division

Revenues from the Company’s Consumer Products division increased 5% to $113.7 million from $107.9 million in the prior year period, with growth driven by higher royalties from the sale of the Company’s licensed toy and video game products as well as higher sales of branded merchandise through WWEShop’s e-commerce sites and distribution channels, including Amazon.

WWE Studios

Revenues from filmed entertainment increased to $18.6 million as compared to $10.1 million in the prior year. The increase in revenue was due to the performance and timing of results from the Company’s portfolio of movies, including the delivery of the feature film, Fighting With My Family.

Corporate and Other

Corporate and Other expenses increased to $206.8 million from $182.9 million in the prior year. As defined, these expenses include corporate G&A expenses as well as Business Support costs, such as sales, marketing, and talent development costs, which are not allocated to specific segments. Corporate and Other expenses for 2017 included $5.6 million in expenses primarily related to certain legal matters and other contractual obligations. Excluding these costs, Corporate and Other expenses increased $18.3 million reflecting an increase in staff costs, stock compensation attributable to the rise in the Company’s stock price and other expenses to support key strategic initiatives.

Operating Income (GAAP)

Operating income increased 36% to $75.6 million from $55.7 million in the prior year, primarily due to the increased monetization of content across platforms as reflected in the Company’s Network and Television segments. The growth in income was partially offset by the increase in Corporate and Other expenses (as described above) and $10.3 million in expense related to items that impacted the comparability of results on a year-over-year basis (as described on page 3 of this release). The Company’s Operating income margin increased to 9% from 8% in the prior year.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)

Adjusted OIBDA increased 40% to $111.9 million primarily due to growth in WWE Network subscriptions, the contractual escalation of key content distribution agreements and, to a lesser extent, higher digital advertising sales. These factors were partially offset by the rise in Corporate and Other expenses (as described above). The Company’s Adjusted OIBDA margin increased to 14% from 11% in the prior year.

Net Income (GAAP)

Net income declined to $32.6 million from $33.8 million in the prior year. Net income for 2017  was reduced by one-time charges totaling $11.3 million that arose from the enactment of the new tax law (as described on page 7 of this release). Excluding the impact of these charges, net income would have increased to $43.9 million.

Cash Flows & Liquidity

Cash generated from operating activities was $96.6 million in the current year, compared to $62.1 million in the prior year. The $34.5 million increase in cash generated by operating activities was primarily due to improved operating performance.

Free Cash Flow increased $39.7 million as compared to the prior year period reflecting the change in cash from operating activities and $4.9 million paid towards the purchase of a building and underlying real property in the prior year period.9

As of December 31, 2017, the Company held $297.4 million in cash, cash equivalents and short-term investments, and estimates debt capacity under its revolving line of credit of approximately $100 million.

Notes

(1)

The definition of OIBDA, Adjusted OIBDA as well as a reconciliation of Operating Income to OIBDA and Adjusted OIBDA for the three and twelve months ended December 31, 2017 and 2016 can be found in the Supplemental Information in this release on pages 16-19.

(2)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses.

(3)

Social media fan engagements are defined as the cumulative fan response to WWE content measured by the number of “likes”, “follows”, “shares”, “mentions”, and “retweets” across social media platforms such as Facebook, Twitter, YouTube, Instagram and Tumblr.

(4)	The rank of the WWE action figure property in the U.S. has been provided by the NPD Retail Group.
(5)	For more information see the Company’s release “WWE Announces Financial Reporting Changes,” Feb. 8, 2018.
(6)	The Company’s business model and expected results will continue to be subject to significant execution risks, including those risks outlined in the Company’s Form 10-K filing with the SEC.
(7)

WWE is unable to provide a reconciliation of first quarter 2018 or full year 2018 Adjusted OIBDA targets to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

(8)	Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network.
(9)	A reconciliation of Free Cash Flow to Net cash provided by operating activities for the three and year ended December 31, 2017 can be found in the Supplemental Information in this release on page 20.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on February 8th to discuss the Company's earnings results for the fourth quarter and full year 2017.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 6215316).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on February 8, 2018 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 20 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is now available in almost all international markets other than embargoed countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network (including the risk that we are unable to attract, retain and renew subscribers);  major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data; Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net revenues	$211.6	$194.9	$801.0	$729.2
Cost of revenues	118.2	117.0	459.0	430.0
Selling, general and administrative expenses	60.1	57.4	240.4	219.1
Depreciation and amortization	6.3	6.6	26.0	24.4
Operating income	27.0	13.9	75.6	55.7
Interest expense	4.0	1.2	14.7	3.0
Investment income, net	0.9	0.4	3.4	2.3
Other expense, net	(0.2)	(0.3)	(0.3)	(1.8)
Income before income taxes	23.7	12.8	64.0	53.2
Provision for income taxes	18.9	4.8	31.4	19.4
Net income	$4.8	$8.0	$32.6	$33.8

Earnings per share:
Basic	$0.06	$0.10	$0.43	$0.44
Diluted	$0.06	$0.10	$0.42	$0.44

Weighted average common shares outstanding:
Basic	77.1	76.4	76.7	76.1
Diluted	79.4	77.8	78.5	77.5
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.48	$0.48

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions; Unaudited)

	As of
	December 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$137.7	$212.0
Short-term investments, net	159.7	55.1
Accounts receivable, net	65.3	53.2
Inventory	8.3	6.5
Prepaid expenses and other current assets	20.0	22.5
Total current assets	391.0	349.3
PROPERTY AND EQUIPMENT, NET	131.3	132.6
FEATURE FILM PRODUCTION ASSETS, NET	22.3	27.1
TELEVISION PRODUCTION ASSETS, NET	7.3	12.5
INVESTMENT SECURITIES	27.4	25.0
NON-CURRENT DEFERRED INCOME TAX ASSETS	19.0	32.6
OTHER ASSETS, NET	16.2	21.8
TOTAL ASSETS	$614.5	$600.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.6	$6.1
Accounts payable and accrued expenses	77.7	70.4
Deferred income	55.9	56.6
Total current liabilities	138.2	133.1
LONG-TERM DEBT	31.0	35.6
CONVERTIBLE DEBT	177.9	161.0
NON-CURRENT INCOME TAX LIABILITIES	0.5	0.7
NON-CURRENT DEFERRED INCOME	14.0	30.7
Total liabilities	361.6	361.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.4
Class B convertible common stock	0.3	0.4
Additional paid-in capital	422.2	403.4
Accumulated other comprehensive income	2.4	2.9
Accumulated deficit	(172.4)	(167.3)
Total stockholders’ equity	252.9	239.8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$614.5	$600.9

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions; Unaudited)

	Year Ended
	December 31,
	2017	2016
OPERATING ACTIVITIES:
Net income	$32.6	$33.8
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	17.4	6.7
Amortization of television production assets	21.1	26.9
Depreciation and amortization	32.0	29.4
Services provided in exchange for equity instruments	(2.7)	(2.9)
Other amortization	6.8	2.4
Stock-based compensation	24.2	18.1
Provision for deferred income taxes	13.6	12.1
Other non-cash adjustments	0.9	(1.4)
Cash (used in) provided by changes in operating assets and liabilities:
Accounts receivable	(12.5)	5.5
Inventory	(1.8)	(0.4)
Prepaid expenses and other assets	0.1	(15.5)
Feature film production assets	(12.5)	(6.6)
Television production assets	(15.9)	(28.0)
Accounts payable, accrued expenses and other liabilities	8.1	(1.1)
Deferred income	(14.8)	(16.9)
Net cash provided by operating activities	96.6	62.1
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(24.7)	(29.9)
Purchases of short-term investments	(142.4)	—
Proceeds from sales and maturities of investments	35.7	8.1
Purchase of equity investments	(2.3)	(2.3)
Net cash used in investing activities	(133.7)	(24.1)
FINANCING ACTIVITIES:
Repayment of debt	(7.5)	(14.4)
Dividends paid	(36.9)	(36.6)
Debt issuance costs	—	(0.7)
Proceeds from borrowings under the credit facilities	1.4	11.6
Proceeds from borrowings on convertible notes, net of issuance costs	14.5	193.9
Proceeds from issuance of warrants	1.5	19.5
Purchase of convertible note hedge	(2.6)	(34.1)
Taxes paid related to net settlement upon vesting of equity awards	(9.2)	(5.5)
Proceeds from issuance of stock	1.6	1.4
Excess tax benefits from stock-based payment arrangements	—	0.9
Net cash provided by (used in) financing activities	(37.2)	136.0
NET DECREASE IN CASH AND CASH EQUIVALENTS	(74.3)	174.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	212.0	38.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$137.7	$212.0
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$14.6	$12.5
Cash paid for interest	$9.3	$1.6
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$2.3	$2.9
Mortgage assumption	$—	$23.0

World Wrestling Entertainment, Inc.

Supplemental Information – Schedule of Adjustments

(In millions, except per share data; Unaudited)

	Three Months Ended
	December 31,
	2017				2016
	As Reported	Film Impairments (1)	Other Adjustments	Adjusted	As Reported (2)
Operating income	$27.0	$1.5	$—	$28.5	$13.9
Interest expense	4.0	—	—	4.0	1.2
Investment and other income, net	0.7	—	—	0.7	0.1
Income before taxes	23.7	1.5	—	25.2	12.8
Provision for income taxes (4)	18.9	0.5	—	19.4	4.8
Net income (4)	$4.8	$1.0	$—	$5.8	$8.0
Earnings per share - diluted	$0.06	$0.01	$—	$0.07	$0.10
Reconciliation of Operating income to OIBDA
Operating income	$27.0	$1.5	$—	$28.5	$13.9
Depreciation & amortization	6.3	—	—	6.3	6.6
OIBDA	$33.3	$1.5	$—	$34.8	$20.5

	Year Ended
	December 31,
	2017				2016
	As Reported	Film Impairments (1)	Other Adjustments (3)	Adjusted	As Reported (2)
Operating income	$75.6	$4.7	$5.6	$85.9	$55.7
Interest expense	14.7	—	—	14.7	3.0
Investment and other income, net	3.1	—	—	3.1	0.5
Income before taxes	64.0	4.7	5.6	74.3	53.2
Provision for income taxes (4)	31.4	1.6	2.0	35.0	19.4
Net income (4)	$32.6	$3.1	$3.6	$39.3	$33.8
Earnings per share - diluted	$0.42	$0.04	$0.04	$0.50	$0.44
Reconciliation of Operating income to OIBDA
Operating income	$75.6	$4.7	$5.6	$85.9	$55.7
Depreciation & amortization	26.0	—	—	26.0	24.4
OIBDA	$101.6	$4.7	$5.6	$111.9	$80.1

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for our WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. We believe these measures provide relevant and useful information to current and potential investors.

(1)

The schedule of adjustments reflects items considered to be material on a quarterly and annual basis. Adjustments for these items, on a year-to-date basis, may differ from the total of these items as shown in the Company’s Form 10-K filing. For the three and twelve months ended December 31, 2017, Adjustments to OIBDA of $1.5 million and $4.7 million, respectively, reflect film impairment charges primarily due to revised ultimate profit expectations for several movies.

(2)

For the three and twelve months ended December 31, 2016, there were no items that impacted the comparability of results on a year-over-year basis.  For these periods, Adjusted results were equal to As Reported results.

(3)	Other Adjustments to Operating income and OIBDA reflects non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations.
(4)

For the three and twelve months ended December 31, 2017, the Provision for income taxes and Net income reflect an $11.3 million charge due to the enactment of the new tax law (as detailed on pages 7 and 9 of this release).

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data; Unaudited)

	Three Months Ended December 31, 2017
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$19.1	$1.9	$21.0	$—	$21.0
Television	39.3	1.0	40.3	—	40.3
Home Entertainment	(0.8)	—	(0.8)	—	(0.8)
Digital Media	5.9	—	5.9	—	5.9
Live Events	5.4	—	5.4	—	5.4
Consumer Products Division
Licensing	6.5	—	6.5	—	6.5
Venue Merchandise	1.8	—	1.8	—	1.8
WWEShop	2.8	—	2.8	—	2.8
WWE Studios (1)	0.3	—	0.3	1.5	1.8
Corporate & Other	(53.3)	3.4	(49.9)	—	(49.9)
Total	$27.0	$6.3	$33.3	$1.5	$34.8

	Three Months Ended December 31, 2016
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$13.7	$1.8	$15.5	$—	$15.5
Television	30.6	1.3	31.9	—	31.9
Home Entertainment	1.9	—	1.9	—	1.9
Digital Media	1.9	—	1.9	—	1.9
Live Events	6.2	—	6.2	—	6.2
Consumer Products Division
Licensing	4.6	—	4.6	—	4.6
Venue Merchandise	2.1	—	2.1	—	2.1
WWEShop	3.0	—	3.0	—	3.0
WWE Studios	(1.1)	—	(1.1)	—	(1.1)
Corporate & Other	(49.0)	3.5	(45.5)	—	(45.5)
Total	$13.9	$6.6	$20.5	$—	$20.5

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for our WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. We believe these measures provide relevant and useful information to current and potential investors.

(1)	Adjustment to OIBDA of $1.5 million reflects impairment charges primarily due to revised ultimate profit expectations.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data; Unaudited)

	Year Ended December 31, 2017
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$57.3	$6.9	$64.2	$—	$64.2
Television	134.7	4.7	139.4	—	139.4
Home Entertainment	1.5	0.1	1.6	—	1.6
Digital Media	10.1	0.1	10.2	—	10.2
Live Events	42.3	—	42.3	—	42.3
Consumer Products Division
Licensing	31.1	—	31.1	—	31.1
Venue Merchandise	9.1	—	9.1	—	9.1
WWEShop	8.3	—	8.3	—	8.3
WWE Studios (1)	(3.6)	—	(3.6)	4.7	1.1
Corporate & Other (2)	(215.2)	14.2	(201.0)	5.6	(195.4)
Total	$75.6	$26.0	$101.6	$10.3	$111.9

	Year Ended December 31, 2016
	Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
Media Division
Network	$36.9	$6.1	$43.0	$—	$43.0
Television	114.8	5.0	119.8	—	119.8
Home Entertainment	5.3	—	5.3	—	5.3
Digital Media	4.3	0.3	4.6	—	4.6
Live Events	41.8	—	41.8	—	41.8
Consumer Products Division
Licensing	27.4	—	27.4	—	27.4
Venue Merchandise	9.8	—	9.8	—	9.8
WWEShop	7.3	—	7.3	—	7.3
WWE Studios	(0.2)	—	(0.2)	—	(0.2)
Corporate & Other	(191.7)	13.0	(178.7)	—	(178.7)
Total	$55.7	$24.4	$80.1	$—	$80.1

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for our WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers. We believe these measures provide relevant and useful information to current and potential investors.

(1)	Adjustments to OIBDA reflects film impairment charges of $4.7 million.
(2)	Adjustments to OIBDA reflects non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data; Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q4 2017	FY 2017
Adjusted OIBDA (1)	$34.8	$111.9
Depreciation & amortization	(6.3)	(26.0)
Film Impairments	(1.5)	(4.7)
Asset Impairments	—	—
Gain (losses) on operating assets	—	—
Restructuring charges	—	—
Other operating income items	—	(5.6)
Operating income (U.S. GAAP Basis)	$27.0	$75.6

(1)

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for our WWE Network. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges.  The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

The Company believes the presentation of OIBDA and Adjusted OIBDA is relevant and useful for investors because it allows investors to view our operating performance in the same primary method used by management to evaluate operating performance.  Additionally, we believe they provide a meaningful representation of operating cash flows.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions; Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$55.6	$36.9	$96.6	$62.1
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(7.0)	(6.0)	(24.7)	(29.9)
Free Cash Flow	$48.6	$30.9	$71.9	$32.2

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, debt service, and payment of dividends.